SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Date of Report (Date of earliest event reported): July 16, 2003

C. R. BARD, INC.
(Exact Name of Registrant as Specified in Charter)

New Jersey	001-6926	22-1454160
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

730 Central Avenue Murray Hill, New Jersey		07974
(Address of Principal Executive Office)		(Zip Code)

(908) 277-8000
(Registrant's Telephone Number, Including Area Code)

ITEM 9. Regulation FD Disclosure (Information provided under Item 12 - Results of Operations and Financial Condition).

The following information is disclosed pursuant to Item 12 - Results of Operations and Financial Condition. It is being furnished under Item 9 of this Form 8-K in accordance with interim guidance issued by the SEC.

On July 16, 2003, C. R. Bard, Inc. issued a press release reporting earnings and other financial results for its second quarter and six months ended June 30, 2003. A copy of the press release is attached as Exhibit 99. The information in this press release is furnished not filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C. R. BARD, INC.

By: /s/ Todd C. Schermerhorn

Name: Todd C. Schermerhorn

Title: Senior Vice President and

Chief Financial Officer

July 16, 2003

Exhibit 99

Contact: Eric J. Shick

Vice President - Investor Relations

(908) 277-8413

Holly P. Glass

Vice President - Government and Public Relations

(703) 754-2848

BARD REPORTS SECOND QUARTER RESULTS

EARNINGS UP 13%, SALES UP 12%

MURRAY HILL, NJ -- (July 16, 2003) -- C. R. Bard, Inc. (NYSE-BCR) today reported net income for the second quarter 2003 of $49.5 million, and diluted earnings per share of 94 cents, both up 13 percent over the same period in the prior year. For the quarter ended June 30, 2002, Bard reported net income of $43.9 million and diluted earnings per share of 83 cents.

Net sales of $354.2 million for the quarter ended June 30, 2003, increased 12 percent over the prior-year period's net sales of $317.5 million. On a constant currency basis, second-quarter 2003 net sales increased 8 percent over the same period in 2002. Second-quarter 2003 net sales in the U.S. were $250.4 million, up 8 percent over the prior-year period, and net sales outside the U.S. were $103.8 million, up 21 percent over the prior-year period. On a constant currency basis, net sales outside the U.S. increased by 7 percent over the prior-year quarter.

William H. Longfield, chairman and chief executive officer, commented, "We are pleased to report solid revenue and earnings results again this quarter. Our broad product portfolio and market leadership positions continue to drive steady growth. The current quarter improvement in gross margin and the increased funding of research and development clearly demonstrate our commitment to product innovation and an improving growth profile. The senior management transition is occurring seamlessly, and I am confident that Bard is well positioned for the future."

C. R. Bard, Inc., (www.crbard.com) headquartered in Murray Hill, New Jersey, is a leading multinational developer, manufacturer and marketer of health care products in the fields of vascular, urology, oncology and surgical specialty products.

This press release contains forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Please refer to our March 31, 2003 Form 10-Q for a statement with regard to forward-looking statements, including disclosure of the factors that could cause actual results to differ materially from those expressed or implied.
C. R. Bard, Inc.
Consolidated Statements of Income
(dollars and shares in thousands except per share amounts, unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Net sales	$354,200	$317,500	$690,100	$619,400

Costs and expenses:
Cost of goods sold	152,600	147,000	298,800	286,500
Marketing, selling & administrative expense	109,900	92,800	214,000	181,100
Research & development expense	21,800	14,900	41,300	29,200
Interest expense	3,200	3,200	6,300	6,400
Other (income) expense, net	(1,500)	(1,800)	(3,200)	6,400
Total costs and expenses	286,000	256,100	557,200	509,600

Income before tax provision	68,200	61,400	132,900	109,800
Income tax provision	18,700	17,500	36,500	31,200

Net income (1)	$49,500	$43,900	$96,400	$78,600

Basic earnings per share	$0.96	$0.84	$1.86	$1.50

Diluted earnings per share	$0.94	$0.83	$1.83	$1.48

Wt. avg. common shares outstanding - basic	51,700	52,300	51,700	52,400

Wt. avg. common shares outstanding - diluted	52,800	53,100	52,600	53,100

(1) First-quarter 2002 results include charges related to the termination of the Tyco merger agreement of $4.0 million after tax ($0.08 diluted earnings per share), divisional and manufacturing consolidation projects of $1.7 million after tax ($0.03 diluted earnings per share) and corporate severance related costs of $4.2 million after tax ($0.08 diluted earnings per share). These charges were offset with the reversal of certain legal accruals of $3.0 million after tax ($0.06 diluted earnings per share).

Product Group Summary of Net Sales
	Quarter Ended June 30,				Six Months Ended June 30,
				Constant				Constant
	2003	2002	Change	Currency	2003	2002	Change	Currency
Vascular	$75,800	$63,700	19%	10%	$143,400	$123,600	16%	8%
Urology	114,500	106,100	8%	5%	223,800	205,300	9%	7%
Oncology	80,000	74,900	7%	4%	157,700	145,800	8%	6%
Surgery	67,400	56,300	20%	17%	131,800	112,300	17%	15%
Other	16,500	16,500	---	(1)%	33,400	32,400	3%	2%
Total net sales	$354,200	$317,500	12%	8%	$690,100	$619,400	11%	8%